Exhibit 99.1

November 4, 2014

For Immediate Release

Analyst inquiries: Jonathan Peisner	Media inquiries: Darci Valentine
(317) 249-4390	(317) 249-4414
jonathan.peisner@karauctionservices.com	darci.valentine@karauctionservices.com

KAR Auction Services, Inc. Announces $300 Million Share Repurchase Program

Carmel, Ind. — KAR Auction Services, Inc. (NYSE: KAR) today announced that its board of directors has authorized the repurchase of up to $300 million of shares of the company’s common stock over the next two years on the open market or in privately negotiated transactions.

"The implementation of our share repurchase program reflects the company’s confidence in our long-term strength, as well as our commitment to creating shareholder value," said KAR Chief Executive Officer, Jim Hallett. "While we remain focused on continuing to invest in our businesses to capitalize on our growth opportunities, the company’s financial performance and cash flow generation enables us to pay an increased dividend and may also allow us to opportunistically repurchase shares."

Repurchases of the company’s common stock will be made in accordance with applicable securities laws and regulations, including pursuant to repurchase plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. The actual timing, number and value of shares repurchased under the program will be determined by the company’s management, at its discretion, and will depend on a number of factors, including the trading price of the stock, general market and business conditions and applicable legal requirements. This program does not oblige the company to repurchase any dollar amount or any number of shares under the authorization, and the program may be suspended, discontinued or modified at any time, for any reason and without notice.

About KAR Auction Services
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates used vehicle auction services for North American sellers and buyers worldwide. Based in Carmel, Ind., the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with nearly 12,000 employees across the globe.

ADESA operates 65 wholesale used vehicle auctions and IAA has 166 salvage vehicle auctions. Both companies offer leading online auction platforms to provide greater access for customers. AFC provides inventory financing and comprehensive business services primarily to independent used vehicle dealers from its 111 locations. Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry. For more information, visit karauctionservices.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding our business prospects and the timing of share repurchases. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.

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